Exhibit 4.4.2

ADDENDUM NO. 2

TO

ADMINISTRATIVE SERVICES AGREEMENT

This Addendum no. 2 (the “Amendment”) to the Administrative Services Agreement entered into on December 20, 2019 and effective as of July 3, 2019 and as amended by Addendum no. 1 dated and effective as of August 21, 2020 (the “Agreement”) is made with effect from April 9, 2021 between:

(i)          Höegh LNG Partners LP (the ”MLP”);

(ii)         Höegh LNG Partners Operating LLC (the “Operating Company”);

and

(ii)         Höegh LNG AS (as “Höegh Norway”);

(each a “Party” and together the “Parties”).

WHEREAS             The ultimate parent company of Höegh Norway has entered into an agreement and plan of amalgamation with Larus Limited dated 8 March 2021 (the “Amalgamation”); and

WHEREAS             The Parties wants to confirm their agreement that the Agreement will continue in full force and effect following the consummation of the Amalgamation by way of entering into this Amendment.

NOW THEREFORE the Parties have agreed as follows:

1.    The Parties agree that the Agreement will continue in full force and effect following the consummation of the Amalgamation. For the avoidance of doubt, Höegh Norway undertakes not to enforce any rights to terminate the Agreement pursuant to Section 10 (b) (i) as a result of the consummation of the Amalgamation.

2.    All other terms of the Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the dates first above written.

HÖEGH LNG PARTNERS LP

By:	/s/ Sveinung J.S. Støhle
	Name:	Sveinung J.S. Støhle
	Title:	Chief Executive Officer

HÖEGH LNG PARTNERS OPERATING LLC

By:	/s/ Sveinung J.S. Støhle
	Name:	Sveinung J.S. Støhle
	Title:	Chief Executive Officer

HÖEGH LNG AS

By:	/s/ Morten W. Høegh
	Name:	Morten W. Høegh
	Title:	Chairman